SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON D.C. 20549

                            FORM 12b-25

                   NOTIFICATION OF LATE FILING

                Commission File Number  333-75791

(Check One):

[   ] Form 10-K and Form 10-KSB   [   ] Form 11-K
[   ] Form 20-F  [ X ] Form 10-Q and Form 10-QSB   [   ] Form N-SAR

For Period Ended:          May 31, 2001

[   ] Transition Report on Form 10-K and Form 10-KSB

[   ] Transition Report on Form 20-F

[   ] Transition Report on Form 11-K

[   ] Transition Report on Form 10-Q and Form 10-QSB

[   ] Transition Report on Form N-SAR

For the Transition Period Ended:
______________________________________________________________________________

Read Attached Instruction Sheet Before Preparing Form.  Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: Not applicable


PART I

REGISTRANT INFORMATION

Full Name of Registrant:   Patriot Motorcycle Corporation

Former Name if Applicable:

_____________Royal Financial Corporation______________________________________

Address of Principal Executive Office (Street and Number): ___________________

245 Citation Circle, Corona, CA  92880
______________________________________________________________________________
City, state and zip code


PART II

RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check box if appropriate)

[ X ]     (a)     The reasons described in reasonable detail in Part III of
this form could not be eliminated without unreasonable effort or expense.

[ X ]     (b)     The subject annual report, semi-annual report, transition
report on Form 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[   ]    (c)     The accountant's statement or other exhibit required by Rule
12b-25(c) has been attached if applicable.


PART III

NARRATIVE

        State below in reasonable detail the reasons why Form 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed).

The Registrant is unable to file its quarterly report on Form 10-QSB within the prescribed time because it has recently made a significant acquisition of Patriot Manufacturing Corporation and is still in the process of collecting information required to complete its internally prepared financial statements.


PART IV

OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification:

Kenneth S. August, Esq.                     (949) 553-5000
______________________________________________________________________________
(Name)                              (Area Code) (Telephone Number)


     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such other shorter period that the Registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
[ X ] Yes   [   ] No


     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[   ] Yes   [ X ] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                     Patriot Motorcycle Corporation
______________________________________________________________________________
[Name of Registrant as Specified in Charter]

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date  6/16/01   By:     _/s/__________________________________________________
                        Michel Attias
                        CEO, President, Director, Secretary